NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 03, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 21, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between IAA, Inc. and Ritchie Bros. Auctioneers Incorporated became effective on March 20, 2023. Each share of IAA, Inc.'s Common Stock was exchanged for 0.5252 of a common share of Ritchie Bros. Auctioneers Incorporated and USD 12.80 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 21, 2023.